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EXHIBIT 10.27

REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of December 19, 2007

among

FGX INTERNATIONAL INC.
as Borrower

FGX INTERNATIONAL HOLDINGS LIMITED AND
FGX INTERNATIONAL LIMITED
as Parent Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,
as Administrative Agent

BRANCH BANKING AND TRUST COMPANY,
as Syndication Agent

and

TD BANKNORTH N.A.,
as Documentation Agent

SUNTRUST ROBINSON HUMPHREY, INC.,
as Sole Lead Arranger and Sole Book Manager

Schedules
Schedule I	—	Applicable Margin and Applicable Percentage
Schedule II	—	Commitment Amounts
Schedule 4.5	—	Environmental Matters
Schedule 4.11	—	Real Estate
Schedule 4.14	—	Subsidiaries
Schedule 4.16	—	Filing Offices
Schedule 7.1	—	Outstanding Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments
Exhibits
Exhibit A	—	Form of Assignment and Acceptance
Exhibit 2.3	—	Form of Notice of Revolving Borrowing
Exhibit 2.4	—	Form of Notice of Swingline Borrowing
Exhibit 2.7	—	Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(iv)	—	Form of Secretary's Certificate
Exhibit 3.1(b)(vii)	—	Form of Officer's Certificate
Exhibit 5.1(c)	—	Form of Compliance Certificate

REVOLVING CREDIT AND TERM LOAN AGREEMENT

        THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT (this "Agreement") is made and entered into as of December 19, 2007, by and among FGX INTERNATIONAL HOLDINGS LIMITED, a British Virgin Islands business company ("Holdings"), FGX INTERNATIONAL LIMITED, a British Virgin Islands business company ("International"), FGX INTERNATIONAL INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions and lenders from time to time party hereto (the "Lenders"), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the "Administrative Agent"), as issuing bank (the "Issuing Bank") and as swingline lender (the "Swingline Lender").

WITNESSETH:

        WHEREAS, the Borrower has requested that the Lenders make term loans in an aggregate principal amount equal to $100,000,000 to the Borrower and that the Lenders establish a $75,000,000 revolving credit facility in favor of the Borrower;

        WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to make the term loans to the Borrower and to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of the Borrower.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

        Section 1.1.    Definitions.    In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

          "Acquired EBITDA" shall mean, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business in a manner not inconsistent with GAAP.

          "Acquired Entity or Business" shall have the meaning provided in the definition of the term Consolidated EBITDA.

          "Acquisition" shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person. With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.

          "Additional Commitment Amount" shall have the meaning given to such term in Section 2.23.

          "Additional Lender" shall have the meaning given to such term in Section 2.23.

          "Adjusted LIBO Rate" shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

          "Administrative Agent" shall have the meaning assigned to such term in the opening paragraph hereof.

          "Administrative Questionnaire" shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

          "Affiliate" shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, "Control" shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms "Controlling", "Controlled by", and "under common Control with" have the meanings correlative thereto.

          "Aggregate Revolving Commitment Amount" shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $75,000,000.

          "Aggregate Revolving Commitments" shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

          "Applicable Lending Office" shall mean, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

          "Applicable Margin" shall mean, with respect to interest on all Revolving Loans and Term Loans outstanding on any date and the LC Fee, a percentage per annum determined by reference to the Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level VI as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2007 are required to be delivered in accordance with Section 5.1(b) shall be at Level IV as set forth on Schedule I. In the event that, prior to the indefeasible payment in full of the Obligations, any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth on Schedule I (the "Accurate Applicable Margin") for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth on Schedule I for such period and (iii) the

  Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

          "Applicable Percentage" shall mean, with respect to the Commitment Fee as of any date, the percentage per annum determined by reference to the Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Percentage shall be at Level VI as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the Commitment Fee from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2007 are required to be delivered shall be at Level IV as set forth on Schedule I. In the event that, prior to the indefeasible payment in full of the Obligations, any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the pricing grid set forth on Schedule I (the "Accurate Applicable Percentage") for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Financial Statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the pricing grid set forth on Schedule I for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee owing as a result of such Accurate Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

          "Approved Fund" shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Approved Line of Business" shall mean any of the lines of business in which the Borrower and its Subsidiaries are engaged on the Closing Date and other lines of business reasonably related thereto, including without limitation the distribution of any non-food consumer products through the existing distribution channels of the Borrower and its Subsidiaries and the distribution of eyewear, accessories and other similar products through new distribution channels.

          "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

          "Availability Period" shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

          "Base Rate" shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent's prime lending rate. Each change in the Administrative Agent's prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

          "Borrower" shall have the meaning given in the introductory paragraph hereof.

          "Borrowing" shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

          "Business Day" shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are open for dealings in dollar deposits are carried on in the London interbank market.

          "Capital Expenditures" shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

          "Capital Lease Obligations" of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Capital Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, ordinary shares or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

          "Change in Control" shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Holdings to any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof); (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than the Sponsor, of 30% or more of the outstanding shares of the voting Capital Stock of Holdings; (c) occupation of more than 50% of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated; and (d) Holdings ceases to own and control, directly and indirectly, all of the economic and voting rights associated with all of the outstanding Capital Stock of the Borrower.

          "Change in Law" shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by the parent corporation of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.

          "Closing Date" shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

          "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

          "Collateral" shall mean all tangible and intangible property, real and personal, of any Loan Party pledged or purported to be pledged pursuant to the Collateral Documents.

          "Collateral Access Agreement" shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.

          "Collateral Documents" shall mean, collectively, the Guaranty and Security Agreement, the Mortgages, the other Real Estate Documents, the Controlled Account Agreements, the Perfection Certificate, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings, stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

          "Commitment" shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).

          "Commitment Fee" shall mean the fee payable pursuant to Section 2.14(b).

          "Compliance Certificate" shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

          "Consolidated EBITDA" shall mean, for any Person and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) management fees paid to the Sponsor for periods prior to the Closing Date, and (E) all other non-cash charges acceptable to the Administrative Agent, determined on a consolidated basis in accordance with GAAP, in each case for such period, including without limitation the $1,900,000 non-cash charge made in 2007 prior to the Closing Date and up to an additional $2,500,000 of non-cash charges made in 2007 or 2008, each related to the lease of warehouse space at 3700 Commerce Parkway, Miramar, Florida; provided, however, that (x) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by any Loan Party during such period to the extent not subsequently sold, transferred, abandoned or otherwise disposed by any Loan Party (each such Person, business, property or asset acquired and not subsequently so disposed of, an "Acquired Entity or Business"), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion); provided, further, that to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by any Loan Party during such period (each such Person, property, business or asset so sold or disposed of, a "Disposed Entity or Business"), based on the actual Disposed EBITDA of such Disposed Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion). Unless otherwise specified herein, Consolidated EBITDA shall mean Consolidated EBITDA of Holdings and its Subsidiaries.

          "Consolidated Fixed Charges" shall mean, for Holdings and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period, (ii) scheduled principal payments made on Consolidated Total Debt during such period, and (iii) Restricted Payments paid during such period; provided, however, that for periods ending on or prior to December 31, 2008, Consolidated Interest Expense and scheduled principal payment made on Consolidated Total Debt shall be measured for the period commencing on the Closing Date and ending on the last day of such period, divided by the number of days in such period and multiplied by 365.

          "Consolidated Interest Expense" shall mean, for Holdings and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

          "Consolidated Net Income" shall mean, for Holdings and its Subsidiaries for any period, the net income (or loss) of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of Holdings or its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or its Subsidiaries on the date that such Person's assets are acquired by Holdings or its Subsidiaries.

          "Consolidated Total Debt" shall mean, as of any date, all Indebtedness of Holdings and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto.

          "Contractual Obligation" of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

          "Controlled Account Agreements" shall mean each tri-party agreement by and among a Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such Loan Party maintains a deposit account, bank account or investment account, granting "control" over such deposit accounts and investment accounts to the Administrative Agent in a manner that perfects the Lien of the Administrative Agent under the UCC.

          "Controlled Account" shall have meaning set forth in Section 5.11.

          "Copyright" shall have the meaning assigned to such term in the Guaranty and Security Agreement.

          "Copyright Security Agreements" shall mean, collectively, the Copyright Security Agreements executed by the Loan Parties owning Copyrights or licenses of Copyrights in favor of the Administrative Agent, on behalf of itself and Lenders, both on the Closing Date and thereafter.

          "Default" shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

          "Default Interest" shall have the meaning set forth in Section 2.13(c).

          "Disposed EBITDA" shall mean, with respect to any Disposed Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Disposed Entity or Business, all as determined on a consolidated basis for such Disposed Entity or Business in a manner not inconsistent with GAAP.

          "Disposed Entity or Business" shall have the meaning provided in the definition of the term Consolidated EBITDA.

          "Dollar(s)" and the sign "$" shall mean lawful money of the United States of America.

          "Domestic Subsidiary" shall mean any Subsidiary that is organized under the laws of one of the fifty states of the United States or the District of Columbia.

          "Environmental Indemnity" shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by the Borrower and all Loan Parties with respect to the Real Estate subject to the Mortgages.

          "Environmental Laws" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

          "Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "ERISA Event" shall mean (i) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "Eurodollar" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

          "Eurodollar Reserve Percentage" shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Event of Default" shall have the meaning provided in Article VIII.

          "Excluded Taxes" shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender's failure to comply with Section 2.20(e).

          "Existing Credit Agreement" shall mean that certain Credit Agreement, dated as of December 29, 2005, by and among Holdings, International, the Borrower, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended or modified from time to time.

          "Existing Lenders" shall mean all lenders parties to the Existing Credit Agreement on the Closing Date.

          "Fantasma" shall mean Fantasma Hong Kong Limited, a Hong Kong Subsidiary of the Borrower.

          "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

          "Fee Letter" shall mean that certain fee letter, dated as of November 15, 2007, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by Borrower.

          "Fiscal Quarter" shall mean any fiscal quarter of the Borrower.

          "Fiscal Year" shall mean any fiscal year of the Borrower.

          "Fixed Charge Coverage Ratio" shall mean, as of any date, the ratio of (a) Consolidated EBITDA less the actual amount paid by Holdings and its Subsidiaries in cash on account of Capital Expenditures and income tax expense to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

          "Foreign Lender" shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

          "Foreign Subsidiary" shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

          "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

          "Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" of or by any Person (the "guarantor") shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term "Guarantee" used as a verb has a corresponding meaning.

          "Guarantor" shall mean each of Holdings, International and the Subsidiary Loan Parties.

          "Guaranty and Security Agreement" shall mean the Guaranty and Security Agreement, dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

          "Hazardous Materials" shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Hedging Obligations" of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

          "Hedging Transaction" of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

          "Holdings" shall have the meaning given in the introductory paragraph hereof.

          "Indebtedness" of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 150 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

          "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

          "Information Memorandum" shall mean the Confidential Information Memorandum dated November, 2007 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

          "Interest Period" shall mean with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Borrower shall mutually agree and (ii) any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

            (i)    the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each

    Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

            (ii)   if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

            (iii)  any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

            (iv)  each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

            (v)   no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.

          "International" shall have the meaning in the introductory paragraph hereof.

          "Investments" shall have the meaning set forth in Section 7.04.

          "Issuing Bank" shall mean SunTrust Bank, in its capacity as the issuer of Letters of Credit pursuant to Section 2.22.

          "Joint Ventures" shall mean any Person in which one or more Loan Parties owns 50% or less of the Capital Stock.

          "LC Commitment" shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $5,000,000.

          "LC Disbursement" shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

          "LC Documents" shall mean all applications, agreements and instruments relating to the Letters of Credit, but excluding the Letters of Credit.

          "LC Exposure" shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

          "LC Fee" shall mean the fee payable pursuant to Section 2.14(c).

          "Lenders" shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

          "Letter of Credit" shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

          "Leverage Ratio" shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

          "LIBOR" shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

          "Lien" shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

          "Loan Documents" shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, the Milberg Intercreditor Agreement all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all UCC financing statements, all stock powers and similar instruments of transfer, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

          "Loan Parties" shall mean Holdings, International, the Borrower and the Subsidiary Loan Parties.

          "Loans" shall mean all Term Loans, Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

          "Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

          "Material Indebtedness" shall mean any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $3,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the "principal amount" of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

          "Maturity Date" shall mean, with respect to the Term Loans, the earlier of (i) December 19, 2012 or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

          "Milberg" shall mean Milberg Factors, Inc.

          "Milberg Agreement" shall mean, collectively, (i) that certain Account Receivable Non-Notification Non-Lending Factoring Agreement dated as of March 1, 2007, between Borrower and Milberg and (ii) that certain Account Receivable Non-Notification Non-Lending Factoring Agreement dated as of March 1, 2007, between Quantum and Milberg.

          "Milberg Intercreditor Agreement" shall mean, collectively, (i) that certain Intercreditor Agreement, dated as of the Closing Date, between Administrative Agent and Milberg relating to the Borrower, (ii) that certain Acknowledgement and Consent, dated as of the Closing Date, between Administrative Agent and Borrower, (iii) that certain Intercreditor Agreement, dated as of the Closing Date, between Administrative Agent and Milberg relating to Quantum, and (iv) that certain Acknowledgement and Consent, dated as of the Closing Date, between Administrative Agent and Quantum.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Mortgaged Properties" shall mean, collectively, the Real Estate subject to the Mortgages.

          "Mortgages" shall mean each mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or other real estate security documents delivered by any Loan Party to Administrative Agent, all in form and substance satisfactory to Administrative Agent.

          "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

          "Net Mark-to-Market Exposure" of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. "Unrealized losses" shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

          "Notices of Borrowing" shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

          "Notice of Conversion/Continuation" shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).

          "Notice of Revolving Borrowing" shall have the meaning as set forth in Section 2.3.

          "Notice of Swingline Borrowing" shall have the meaning as set forth in Section 2.4.

          "Obligations" shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or SunTrust Robinson Humphrey, Inc. as the Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender, and (c) all Treasury Management Obligations between any Loan Party and any Lender or Affiliate of any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

          "Off-Balance Sheet Liabilities" of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

          "OSHA" shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

          "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Participant" shall have the meaning set forth in Section 10.4(d).

          "Patent" shall have the meaning assigned to such term in the Guaranty and Security Agreement.

          "Patent Security Agreements" shall mean, collectively, the Patent Security Agreements executed by the Loan Parties owning Patents or licenses of Patents in favor of the Administrative Agent, on behalf of itself and Lenders, both on the Closing Date and thereafter.

          "Payment Office" shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

          "Perfection Certificate" shall have the meaning assigned to such term in the Guaranty and Security Agreement.

          "Permitted Acquisition" shall mean an acquisition by the Borrower or any of its Subsidiaries of a majority of the Capital Stock or other ownership interests of another entity, or the assets of another entity or a division or other business segment or unit thereof, whether through purchase, merger, or other business combination or transaction, provided that (i) the entity or business so acquired is in an Approved Line of Business, (ii) the board of directors (or the equivalent thereof)of the Person whose assets or stock is being acquired has approved the acquisition, (iii) on the date of such acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be and remain true and correct in all material respects, (iv) after giving effect to such acquisition, the Leverage Ratio for the Borrower and its Subsidiaries would not exceed 3.0:1.00, and the Borrower and its Subsidiaries shall otherwise be in compliance, on a Pro Forma Basis, with all covenants contained in Articles VI and VII, which shall be recomputed as of the day of the most recently ended Fiscal Quarter (for which financial statements are required to have been delivered) as if such acquisition has occurred of the first day of each relevant period for testing compliance, and the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer or treasurer to such effect; and (v) each Loan Party shall be Solvent after giving effect to such acquisition and shall have executed and delivered, or caused its Subsidiaries to execute and deliver, all guarantees, collateral documents and other related documents required under Sections 5.10 and 5.14; provided, further, that no acquisition shall be permitted without the prior written approval of the Administrative Agent and the Required Lenders where the total consideration paid (including all Indebtedness incurred or assumed and any Capital Stock issued or delivered as consideration) exceeds $50,000,000 in any Fiscal Year.

          "Permitted Encumbrances" shall mean:

            (i)    Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

            (ii)   statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

            (iii)  pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

            (iv)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

            (v)   judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

            (vi)  customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business but only to the extent such rights are not prohibited by the terms of any Controlled Account Agreement; and

            (vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

  provided, that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

          "Permitted Investments" shall mean:

            (i)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

            (ii)   commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody's and in either case maturing within six months from the date of acquisition thereof;

            (iii)  certificates of deposit, bankers' acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

            (iv)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

            (v)   mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

          "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

          "Philips Environmental Indemnity Agreement" shall mean, collectively, (i) that certain Environmental Indemnity Agreement, dated as of February 10, 1998, between Philips Electronics North America Corporation and the Borrower and (ii) that certain Settlement Agreement and Covenant Not To Sue, dated as of December 22, 1997, among the State of Rhode Island, Philips Electronics North America Corporation and the Borrower, in each case as amended, restated, supplemented or otherwise modified from time to time.

          "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pro Forma Basis" means, for purposes of calculating compliance with respect to a proposed Acquisition, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction. For purposes of any such calculation in respect of any Acquisition, (a) any Indebtedness incurred or assumed in connection with such transaction that is not retired in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (b) income statement items (whether positive or negative) and capital expenditures attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period and (c) no adjustments for unrealized synergies shall be included.

          "Pro Rata Share" shall mean (i) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender's Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender's Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender's Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender's Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders' Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

          "Real Estate" shall mean all real property owned or leased by the Borrower and its Subsidiaries.

          "Real Estate Documents" shall mean, collectively, the Mortgages, the Environmental Indemnity, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

          "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

          "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

          "Related Parties" shall mean, with respect to any specified Person, such Person's Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person's Affiliates.

          "Release" shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          "Required Lenders" shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans at such time or if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure and Term Loans.

          "Required Revolving Lenders" shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure.

          "Requirement of Law" for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer" shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

          "Restricted Payment" shall have the meaning set forth in Section 7.5.

          "Revolving Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.23, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned "Revolving Commitment" as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to terms hereof.

          "Revolving Commitment Termination Date" shall mean the earliest of (i) December 19, 2012, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

          "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans, LC Exposure and Swingline Exposure.

          "Revolving Loan" shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

          "S&P" shall mean Standard & Poor's, a Division of the McGraw-Hill Companies.

          "Secured Parties" shall mean the Administrative Agent, the Lenders, the holders of Hedging Obligations that constitute Obligations and the holders of Treasury Management Obligations that constitute Obligations.

          "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

          "Sponsor" shall mean Berggruen Holdings North America Ltd. or any of its Affiliates.

          "Subsidiary" shall mean, with respect to any Person (the "parent"), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to "Subsidiary" hereunder shall mean a Subsidiary of Holdings.

          "Subsidiary Loan Party" shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement.

          "Swingline Commitment" shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

          "Swingline Exposure" shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender's Pro Rata Share of all outstanding Swingline Loans.

          "Swingline Lender" shall mean SunTrust Bank.

          "Swingline Loan" shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

          "Swingline Rate" shall mean the Base Rate or such other interest rate (and with respect to a Swingline Loan that is a Eurodollar Loan, for any Interest Period) as may be mutually agreed between the Swingline Lender and the Borrower.

          "Synthetic Lease" shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an "operating lease" by the lessee pursuant to Statement of Financial

  Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

          "Synthetic Lease Obligations" shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

          "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "Term Loan" shall have the meaning set forth in Section 2.5.

          "Term Loan Commitment" shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II. The aggregate principal amount of the Term Loan Commitments of all Lenders on the Closing Date is $100,000,000.

          "Trademark" shall have the meaning assigned to such term in the Guaranty and Security Agreement.

          "Trademark Security Agreements" shall mean, collectively, the Trademark Security Agreements executed by the Loan Parties owning Trademarks or licenses of Trademarks in favor of the Administrative Agent, on behalf of itself and Lenders, both on the Closing Date and thereafter.

          "Treasury Management Obligations" shall mean, collectively, all obligations and other liabilities of any Loan Parties pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

          "Type", when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

          "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that to the extent that the Uniform Commercial Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Uniform Commercial Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Uniform Commercial Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

          "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        Section 1.2.    Classifications of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a "Revolving Loan" or "Term Loan") or by Type (e.g. a "Eurodollar Loan" or "Base Rate Loan") or by Class and Type (e.g. "Revolving Eurodollar Loan"). Borrowings also may be classified and referred to by Class (e.g. "Revolving Borrowing") or by Type (e.g. "Eurodollar Borrowing") or by Class and Type (e.g. "Revolving Eurodollar Borrowing").

        Section 1.3.    Accounting Terms and Determination.    Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1 (a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

        Section 1.4.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "hereof", "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in New York, New York, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

        Section 2.1.    General Description of Facilities.    Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender's Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.22, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect; and (v) each Lender severally agrees to make a Term Loan to the Borrower in a principal amount not exceeding such Lender's Term Loan Commitment on the Closing Date.

        Section 2.2.    Revolving Loans.    Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default at the time of such borrowing or reborrowing.

        Section 2.3.    Procedure for Revolving Borrowings.

        The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a "Notice of Revolving Borrowing") (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings comprising Revolving Borrowings outstanding at any time exceed six. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender's Revolving Loan to be made as part of the requested Revolving Borrowing.

        Section 2.4.    Swingline Commitment.

          (a)   Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

          (b)   The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto ("Notice of Swingline Borrowing") prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.

          (c)   The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent, with a copy to the Borrower, requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

          (d)   If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

          (e)   Each Lender's obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender's Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender's participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

        Section 2.5.    Term Loans.    Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan ("Term Loan") to the Borrower on the Closing Date in a principal amount not to exceed the Term Loan Commitment of such Lender; provided, that if for any reason the full amount of such Lender's Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled. The Term Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided, that on the Closing Date all Term Loans shall be Base Rate Loans. The aggregate principal amount of each Eurodollar Loan shall be not less than $1,000,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Loan shall not be less than $500,000 or a larger multiple of $100,000. At no time shall the total number of Eurodollar Loans comprising Term Loan Borrowings outstanding at any time exceed six. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower's request to borrow the Term Loans on the Closing Date.

        Section 2.6.    Funding of Borrowings.

          (a)   Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower's option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

          (b)   Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount within three Business Days of the date of the Borrowing, the Borrower shall repay such corresponding amount, together with accrued interest at the interest rate applicable to the Borrowing related to such corresponding amount. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

          (c)   All Revolving Borrowings and Term Loans shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

        Section 2.7.    Interest Elections.

          (a)   Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing and shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.

          (b)   To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.7 attached hereto (a "Notice of Conversion/Continuation") that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period". If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

          (c)   If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

          (d)   Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

        Section 2.8.    Optional Reduction and Termination of Commitments.

          (a)   Unless previously terminated, all Revolving Commitments (including the Swingline Commitment and the LC Commitment) shall terminate on the Revolving Commitment Termination Date. The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to Section 2.5.

          (b)   Upon at least three (3) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment or the LC Commitment shall result in a dollar for dollar reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment or the LC Commitment, as the case may be.

        Section 2.9.    Repayment of Loans.

          (a)   The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

          (b)   The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

          (c)   The Borrower unconditionally promises to pay to the Administrative Agent, for the account of the Lenders holding Term Loans, quarterly installments of the Term Loan on the last of each March, June, September and December, commencing on March 31, 2008, each such installment to be in the amount set forth below:

Installment Date	Aggregate Principal Amount
March 31, 2008, June 30, 2008, September 30, 2008 and December 30, 2008	$1,875,000
March 31, 2009, June 30, 2009, September 30, 2009 and December 30, 2009	$3,750,000
March 31, 2010, June 30, 2010, September 30, 2010 and December 30, 2010	$4,375,000
March 31, 2011, June 30, 2011, September 30, 2011 and December 30, 2011	$6,875,000
March 31, 2012, June 30, 2012, and September 30, 2012	$8,125,000

  provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.

        Section 2.10.    Evidence of Indebtedness.    (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender's Pro Rata Share thereof. The entries made in such records shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

        (b)   This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a "noteless" credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        Section 2.11.    Optional Prepayments.    The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any

Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender's Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 (except that prepayments of Swingline Loans shall be in the same multiples permitted for borrowings of Swingline Loans pursuant to Section 2.4). Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments in inverse order of maturity.

        Section 2.12.    Mandatory Prepayments.

          (a)   Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds of any sale or disposition by the Borrower or such Subsidiary of any of its assets, or proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings (excluding proceeds from the sale of assets in the ordinary course of business, proceeds from the sale of obsolete equipment and proceeds from the sale of other assets, from casualty insurance policies, eminent domain, condemnation or similar proceeds, in an aggregate amount not to exceed $5,000,000 in any Fiscal Year and proceeds from casualty insurance policies, eminent domain, condemnation or similar proceeds reinvested in business of the Borrower and its Subsidiaries within three hundred sixty (360) days following receipt thereof), the Borrower shall prepay the Obligations in an amount equal to all such proceeds (excluding the proceeds described in the foregoing parenthetical) net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Borrower in connection therewith (in each case, paid to non-Affiliates). Any such prepayment shall be applied in accordance with paragraph (c) below.

          (b)   If the Borrower or any of its Subsidiaries issues any Indebtedness or equity securities (other than Indebtedness permitted under Section 7.1, equity securities issued to and pledged by a Loan Party pursuant to the Guaranty and Security Agreement and equity securities and options of the Borrower issued in connection with the consummation of a Permitted Acquisition) then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with paragraph (c) below.

          (c)   Any prepayments made by the Borrower pursuant to Sections 2.12(a) or (b) above shall be applied as follows: first, to Administrative Agent's fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans in inverse order of maturity; fifth, to the principal balance of the Swing Line Loans, until the same shall have been paid in full, to the Swingline Lender, sixth, to the principal balance of the Revolving Loans (applied first to Base Rate Loans and then to Eurodollar Loans), until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments and seventh, to cash collateralize the Letters of Credit in accordance with Section 2.22(g) in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth through seventh above, unless an Event of Default has occurred and is continuing and the Required Revolving Lenders so request.

          (d)   If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure. Such account shall be administered in accordance with Section 2.22(g) hereof.

        Section 2.13.    Interest on Loans.

          (a)   The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

          (b)   The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

          (c)   While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest ("Default Interest") with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate in effect for Base Rate Loans, plus an additional 2% per annum.

          (d)   Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on each Swingline Loan shall be payable on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

          (e)   The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

        Section 2.14.    Fees.

          (a)   The Borrower shall pay to the Administrative Agent for its own account the fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

          (b)   The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the "Commitment Fee"), which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing Commitment Fees, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

          (c)   The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit (the "LC Fee"), which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender's LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank's standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the LC Fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

          (d)   The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fees previously agreed upon by the Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.

          (e)   Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2007 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

        Section 2.15.    Computation of Interest and Fees.

        All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

        Section 2.16.    Inability to Determine Interest Rates.    If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

          (i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

          (ii)   the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing or Notice of Continuation/Conversion has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

        Section 2.17.    Illegality.    If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender's Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

        Section 2.18.    Increased Costs.

          (a)   If any Change in Law shall:

            (i)    impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

            (ii)   impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

  and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within ten (10) days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b)   If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital (or on the capital of such Lender's or the Issuing Bank's parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's parent corporation could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies or the policies of such Lender's or the Issuing Bank's parent corporation with respect to capital adequacy) then, from time to time, within ten (10) days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's parent corporation for any such reduction suffered.

          (c)   A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.18 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within ten (10) days after receipt thereof.

          (d)   Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section 2.18 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such 180-day period shall be extended to include the period of such retroactive effect.

        Section 2.19.    Funding Indemnity.    In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

        Section 2.20.    Taxes.

          (a)   Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c)   The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

          (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue

  Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender's conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payments to the Foreign Lender from the Borrower hereunder qualify as "portfolio interest" exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

          (f)    If any Lender reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 2.18 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all reasonable out of pocket expenses incurred in securing such refund, deduction or credit.

        Section 2.21.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

          (a)   The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

          (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c)   If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e)   If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

        Section 2.22.    Letters of Credit.

          (a)   During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; and (ii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

          (b)   To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

          (c)   At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank's usual and customary business practices.

          (d)   The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

          (e)   If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender's obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

          (f)    To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).

          (g)   If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

          (h)   Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

          (i)    The Borrower's obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

            (i)    Any lack of validity or enforceability of any Letter of Credit or this Agreement;

            (ii)   The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

            (iii)  Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv)  Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

            (v)   Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder; or

            (vi)  The existence of a Default or an Event of Default.

  Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (j)    Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by (i) either (x) the rules of the "International Standby Practices 1998" (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) or (y) the rules of the "Uniform Customs and Practices for Documentary Credits" (1993 Revision), International Chamber of Commerce Publication No. 500 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (ii) to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

        Section 2.23.    Increase of Commitments; Additional Lenders.

          (a)   Borrower may, upon written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Commitments by an amount not to exceed $50,000,000 (the amount of any such increase, the "Additional Commitment Amount"); provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such request and (ii) no Commitment of any Lender will be increased without the consent of such Lender, which shall be given or withheld in its sole discretion. If one or more of the Lenders is not increasing its applicable Commitment, then, with notice to the Administrative Agent and the other Lenders, another one or more financial institutions, approved by the Borrower (an "Additional Lender"), may commit to provide an amount equal to the aggregate principal amount of the Additional Commitment Amount that will not be provided by the existing Lenders; provided, however, that (i) any Additional Lender must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed and (ii) the new Commitment of each Additional Lender shall be at least $5,000,000. The sum of the increases in the Revolving Commitments of the existing Lenders pursuant to this subsection (a) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the amount of the Additional Commitment Amount.

          (b)   An increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.23 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance satisfactory to the Administrative Agent executed by the Borrower, by each Additional Lender and by each other Lender whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Revolving Commitments and such opinions of counsel for the Borrower with respect to the increase in the Revolving Commitments as the Administrative Agent may reasonably request.

          (c)   Upon the acceptance of any such supplement or joinder by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Revolving Commitments added through such supplement or joinder and Schedule II shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.

          (d)   Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.23 that is not pro rata among all Lenders, (x) within five (5) Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit and Swingline Loan then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit and Swingline Loan in proportion to their respective Revolving Commitments.

        Section 2.24.    Mitigation of Obligations.    If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

        Section 2.25.    Replacement of Lenders.

          (a)   If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, or if any Lender defaults in its obligation to fund Loans or participations hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

          (b)   In the event that Borrower requests that this Agreement or any other Loan Document be modified, amended or waived in a manner that would require the consent of all Revolving Lenders pursuant to Section 10.2(b) and such amendment is approved by the Required Revolving Lenders, or that would require the consent of all Lenders pursuant to Section 10.2(b) and such amendment is approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to the Lenders withholding their consent (the "Non-Consenting Lenders") and the Administrative Agent, require the Non-Consenting Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all of their interests, rights and obligations under this Agreement to one or more assignees that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) after giving effect to such assignments, the amendment, modification or waiver will be approved by all Lenders. A Non-Consenting Lender shall not be required to make any such assignment and delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        Section 2.26.    Delinquent Lender.

          (a)   If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available such Lender's Pro Rata Share of any Loans, expenses or setoff or to fund its participation interest in the Swingline Loans or L/C Obligations (a "Delinquent Lender") and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Lenders, the Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender's right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders' respective Pro Rata Shares of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender's decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Pro Rata Share of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the Federal Funds rate plus 50 basis points from the date when originally due until the date upon which any such amounts are actually paid.

          (b)   Each Delinquent Lender shall indemnify the Administrative Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys' fees and funds advanced by the Administrative Agent or by any non-delinquent Lender, on account of a Delinquent Lender's failure to timely fund its Pro Rata Share of a Loan or to otherwise perform its obligations under the Loan Documents.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

        Section 3.1.    Conditions To Effectiveness.    The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

          (a)   The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc., as Lead Arranger.

          (b)   The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

            (i)    a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

            (ii)   the Guaranty and Security Agreement duly executed by Holdings, International, the Borrower and all Domestic Subsidiaries of the Borrower, together with (A) UCC financing statements and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under the Guaranty and Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties requested by the Lenders, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances, (C) a Perfection Certificate duly completed and executed by the Borrower, (D) original stock certificates evidencing all issued and outstanding shares of Capital Stock pledged to the Administrative Agent to the Guaranty and Security Agreement and stock powers or other appropriate instruments of transfer executed in blank, and (E) duly executed Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, if applicable; provided, however, that (i) the Capital Stock of Envision Eyewear and Accessories (Shenzhen)  Co., Ltd., a Chinese corporation, shall not be pledged and (ii) the pledge of voting Capital Stock of any Foreign Subsidiary of the Borrower shall be limited to a pledge of 65% of such voting Capital Stock.

            (iii)  copies of duly executed payoff letters, in form and substance satisfactory to Administrative Agent, executed by each of the Existing Lenders or the agent thereof, including authorization to file UCC termination statements, and accompanied by such executed cancellations, releases and other terminations, in form and substance satisfactory to the Administrative Agent, releasing all other Liens of the Existing Lenders upon any of the assets of Holdings and its Subsidiaries;

            (iv)  a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(iv), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

            (v)   certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

            (vi)  favorable written opinions of Greenberg Traurig, LLP, Edwards Angell Palmer & Dodge LLP and Ogier LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated herein as the Administrative Agent or the Required Lenders shall reasonably request;

            (vii) a certificate dated the Closing Date and signed by a Responsible Officer, in the form of Exhibit 3.1(b)(vii) certifying that after giving effect to the funding of the Term Loan and any initial Revolving Credit Advance, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of Holdings described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

            (viii)  a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming that each Loan Party is Solvent before and after giving effect to the funding of the Term Loan and any initial Revolving Credit Advance;

            (ix)  a duly executed Notice of Borrowing and a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

            (x)   certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

            (xi)  copies of (A) the internally prepared quarterly financial statements of Holdings and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on September 30, 2007, (B) the audited consolidated financial statements for Holdings and its Subsidiaries for the Fiscal Year ending December 31, 2006 and (C) all press releases issued since September 30, 2007;

            (xii) [reserved];

            (xiii)  copies of all agreements, indentures or notes governing the terms of any Material Indebtedness, and all other material agreements, documents and instruments to which any Loan Party or any of its assets are bound;

            (xiv) duly executed Collateral Access Agreements with respect to all Collateral of the Loan Parties at locations that are not owned by the Loan Parties in fee simple (other than locations that consisting solely of sales offices, locations where Collateral is held on consignment and locations where the aggregate book value of all tangible Collateral is less than $7,500,000);

            (xv) [reserved];

            (xvi) a duly executed Mortgage covering all Real Estate owned by the Borrower and the Guarantors and duly executed counterparts of the other Real Estate Documents together with: (a) title insurance policies, current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, in each case relating to such Real Estate and satisfactory in form and substance to Administrative Agent; (b) if requested by the Administrative Agent, (A) a policy of flood insurance that (1) covers any parcel of improved real property in a flood hazard area that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board; (c) an opinion of counsel in each state in which such Mortgaged Property is located in form and substance and from counsel satisfactory to Administrative Agent, and (d) a duly executed Environmental Indemnity with respect thereto;

            (xvii)  Environmental site assessment reports on all of the owned Real Estate in the possession of the Loan Parties on the Closing Date, all in form and substance satisfactory to Administrative Agent, and the Administrative Agent shall have further received such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Loan Party as the Administrative Agent shall have requested, and the Administrative Agent shall be satisfied, with the contents of all such environmental reports;

            (xviii)  the Milberg Intercreditor Agreement duly executed by the Borrower, Quantum and Milberg, together with an authorization to file UCC amendments to all UCC financing statements naming Milberg as secured party and a Loan Party as debtor; and

            (xix) certificates of insurance issued on behalf of insurers of the Borrower and all Guarantors, in form and detail acceptable to the Administrative Agent, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties, including coverage of all tangible Collateral, naming the Administrative Agent as loss payee or additional insured, as appropriate.

          Each Lender shall be deemed to have for purposes of determining compliance with the conditions specified in this Section 3.1, consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

        Section 3.2.    Each Credit Event.    The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

          (a)   at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

          (b)   at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto;

          (c)   since the date of the financial statements of Holdings described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

          (d)   no Loan Party shall be subject to any law, regulation, or list of any Government Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to Borrower or from otherwise conducting business with the Loan Parties;

          (e)   the Borrower shall have delivered the required Notice of Borrowing; and

          (f)    the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

        Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower, Holdings and International on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

        Section 3.3.    Delivery of Documents.    All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        Each of the Borrower, Holdings and International represents and warrants to the Administrative Agent and each Lender as follows:

        Section 4.1.    Existence; Power.    Each of Holdings, International, the Borrower, the other Loan Parties, FGX Europe Limited and FGX Canada Corp. (i) is duly organized, validly existing and in good standing as a corporation, partnership, limited liability company, or BVI business company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

        Section 4.2.    Organizational Power; Authorization.    The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party's organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, Holdings and International, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

        Section 4.3.    Governmental Approvals; No Conflicts.    The execution, delivery and performance by the Borrower, Holdings and International of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, and the filing of the Loan Documents with the SEC after the Closing Date, (b) will not violate any Requirements of Law applicable to Holdings, International, the Borrower or any of their Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding on Holdings, International, the Borrower or any of their Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower, Holdings, International or any of their Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, International, the Borrower or any of their Subsidiaries, except Liens (if any) created under the Loan Documents.

        Section 4.4.    Financial Statements.    (i) The audited consolidated balance sheet of Holdings and its Subsidiaries as of December 31, 2006 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended prepared by KPMG LLC and (ii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of September 30, 2007, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, fairly present the consolidated financial condition of Holdings and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2006, there have been no changes with respect to Holdings and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

        Section 4.5.    Litigation and Environmental Matters.

          (a)   No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, Holdings or International, threatened against or affecting Holdings, International, the Borrower or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

          (b)   Except for the matters set forth on Schedule 4.5, neither Holdings, International, the Borrower nor any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, which failure to comply, obtain or maintain could reasonably be expected to have a Material Adverse Effect, (ii) has become subject to any Environmental Liability that could reasonably be expected to have a Material Adverse Effect, (iii) has received notice of any claim with respect to any Environmental Liability that could reasonably be expected to have a Material Adverse Effect or (iv) knows of any basis for any Environmental Liability that could reasonably be expected to have a Material Adverse Effect.

        Section 4.6.    Compliance with Laws and Agreements.    Each of Holdings, International, the Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except, in each case, where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        Section 4.7.    Investment Company Act, Etc.    Neither Holdings, International, the Borrower nor any of their Subsidiaries is (a) an "investment company" or is "controlled" by an "investment company", as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

        Section 4.8.    Taxes.    Holdings, International, the Borrower and their Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Holdings, International, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of Holdings, International, the Borrower and their Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

        Section 4.9.    Margin Regulations.    None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for "purchasing" or "carrying" any "margin stock" with the respective meanings of each of such terms under Regulation U for any purpose that violates the provisions of the Regulations T, U or X. None of the Loan Parties nor their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock."

        Section 4.10.    ERISA.    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

        Section 4.11.    Ownership of Property.

          (a)   Each of Holdings, International, the Borrower and their Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of Holdings referred to in Section 4.4 or purported to have been acquired by Holdings, International, the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of Holdings, International, the Borrower and their Subsidiaries are valid and subsisting and are in full force.

          (b)   Each of Holdings, International, the Borrower and their Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by Holdings, International, the Borrower and their Subsidiaries does not infringe in any material respect on the rights of any other Person.

          (c)   The properties of Holdings, International, the Borrower and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Holdings or the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings, International, the Borrower or any applicable Subsidiary operates.

          (d)   All Real Estate of the Borrower and its Subsidiaries owned in fee or leased as of the Closing Date is listed on Schedule 4.11. No Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained.

        Section 4.12.    Disclosure.    Each of Holdings, International and the Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which Holdings, International, the Borrower or any of their Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports (including without limitation all reports that Holdings is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

        Section 4.13.    Labor Relations.    There are no strikes, lockouts or other material labor disputes or grievances against Holdings, International, the Borrower or any of their Subsidiaries, or, to the knowledge of Holdings, International or the Borrower, threatened against or affecting Holdings,

International, the Borrower or any of their Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against Holdings, International, the Borrower or any of their Subsidiaries, or to the knowledge of Holdings, International or the Borrower, threatened against any of them before any Governmental Authority. All payments due from Holdings, International, the Borrower or any of their Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Holdings, International, the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        Section 4.14.    Subsidiaries.    Schedule 4.14 sets forth the name of, the ownership interest of Holdings, International and the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary (excluding Fantasma) and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date. Fantasma has no material assets or operations and has liabilities of less than $100,000.

        Section 4.15.    Solvency.    After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, and the repayment of the Refinanced Indebtedness, the Loan Parties on a consolidated basis are Solvent.

        Section 4.16.    Collateral Documents.

          (a)   The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Guaranty and Security Agreement). When financing statements in appropriate form are filed in the offices specified on Schedule 2 to the Perfection Certificate, the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property (as defined in the Guaranty and Security Agreement)), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2. When the certificates evidencing all Capital Stock pledged pursuant to the Guaranty and Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by "control" as defined in the UCC. The foregoing representations shall be given only on the Closing Date as to the Loan Parties existing on the Closing Date, and as to Loan Parties joining the Guaranty and Security Agreement after the Closing Date, on the date such Loan Parties so join.

          (b)   When the filings in clause (a) above are made and when the Patent Security Agreement and Trademark Security Agreement filed in the United States Patent and Trademark Office and the Copyright Security Agreement is filed in the United States Copyright Office, the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guaranty and Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person. The foregoing representations shall be given only on the Closing Date for the Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements delivered pursuant to Section 3.1 and for any future Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements, on the date such documents are delivered pursuant to Section 5.10.

          (c)   Each Mortgage, when duly executed and delivered by the relevant Loan Party, will be effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien on all of the Loan Parties' right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.16, the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 7.2. The foregoing representations shall be given only on the Closing Date for the Mortgage delivered pursuant to Section 3.1 and for any future Mortgage, on the date such Mortgage is delivered pursuant to Section 5.10.

        Section 4.17.    OFAC.    No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order.

        Section 4.18.    Patriot Act.    Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

        Section 4.19.    Holding Companies.    Holdings is a holding company, has no assets other than the Capital Stock of International, and no liabilities. International is a holding company, has no assets other than the Capital Stock of the Borrower and Envision Eyewear and Accessories (Shenzhen) Co., Ltd., and no liabilities.

        Section 4.20.    Post-Closing.

          (a)   Within 30 days after the Closing Date, Borrower will deliver evidence that all Liens filed on Holdings and International by JPMorgan Chase Bank, Wilmington Trust Company and Bear Stearns with the Register of Mortgages and Charges in the British Virgin Islands have been terminated.

          (b)   Within 30 days after the Closing Date, Borrower will deliver duly executed Controlled Account Agreements with each bank and securities intermediary (including without limitation with Bank of America) that maintains deposit accounts, bank accounts and investment accounts on behalf of any Loan Party on the Closing Date, together with favorable written opinions of counsel of Greenberg Traurig, LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Controlled Account Agreements and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request.

          (c)   Within 30 days after the Closing Date, Borrower will deliver a lender's loss payable endorsement in form and substance reasonably satisfactory to the Administrative Agent.

          (d)   Promptly after the Closing Date, the Mortgage delivered on the Closing Date with respect to Borrower's real property located in the Town of Smithfield, Rhode Island shall be recorded in the real estate records of Providence County, Rhode Island, and no later than 90 days after the Closing Date, the Borrower shall use its best efforts to deliver or cause to be delivered to the Administrative Agent the final title insurance policy with respect thereto, dated as of the date and time of recording of such Mortgage and in the form of the pro forma title policy delivered at closing.

          (e)   Within 90 days after the Closing Date, Borrower will deliver to the Administrative Agent a stock certificate for 650 shares of ordinary stock of FGX Canada Corp., evidencing 65% of the Capital Stock of FGX Canada Corp., in replacement of Certificate No. 3 (delivered to the Agent on the Closing Date and which evidences 100% of the capital stock of such entity), together with a stock power executed in blank.

          (f)    Within 180 days after the Closing Date, which may be extend to 270 days with the consent of the Administrative Agent, Borrower will deliver an endorsement to the title insurance policy on the Mortgage in Smithfield, Rhode Island, removing the Notice of Federal Tax Lien recorded on December 5, 2005 at 1:11 pm in Book 484 at Page 724 in the amount of $24,237.54, plus interest and penalties thereon.

          (g)   No later than the first anniversary of the Closing Date, or such later date to which the Administrative Agent may agree, evidence that the Borrower has received all necessary consents and approvals identified on the zoning certificates issued by the Town of Smithfield Building and Zoning Office on December 12, 2006 and delivered to Borrower, as a prerequisite to designating the use of Borrower's real property located at 500 George Washington Highway, Smithfield, Rhode Island as "Office and Light Manufacturing".

        For purposes of this Article IV, all references to a Subsidiary in Sections 4.1, 4.3, 4.5, 4.6, 4.7, 4.8, and 4.11, shall be deemed to exclude Fantasma.

ARTICLE V
AFFIRMATIVE COVENANTS

        Each of the Borrower, Holdings and International covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

        Section 5.1.    Financial Statements and Other Information.    The Borrower will deliver to the Administrative Agent and each Lender:

          (a)   as soon as available and in any event within 90 days after the end of each Fiscal Year of Holdings, a copy of the annual audited report for such Fiscal Year for Holdings and its Subsidiaries, containing a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows (together with all footnotes thereto) of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by KPMG, LLP or other independent public accountants of nationally recognized standing (without a "going concern" or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (b)   as soon as available and in any event within 45 days after the end of each Fiscal Quarter of Holdings, an unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Holding's previous Fiscal Year;

          (c)   concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate of the principal executive officer or the principal financial officer of the Borrower, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI and, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be;

          (d)   concurrently with the delivery of the financial statements referred to in clause (a) above, (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) a certificate of the chief financial officer or the chief legal officer of Borrower, (A) setting forth the information required pursuant to Section 1, 2, 7, 8 and 9 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and (B) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period)

          (e)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;

          (f)    concurrently with the delivery of the financial statements referred to in subsection (a) above, a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flows; and

          (g)   promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower, Holdings, International or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

        Section 5.2.    Notices of Material Events.    The Borrower, Holdings and International will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a)   the occurrence of any Default or Event of Default;

          (b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, Holdings or International, affecting the Borrower, Holdings, International or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c)   the occurrence of any event or any other development by which the Borrower, Holdings, International or any Subsidiary (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

          (d)   the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings and its Subsidiaries in an aggregate amount exceeding $500,000;

          (e)   the occurrence of any default or event of default, or the receipt by Borrower, Holdings, International or any of their Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;

          (f)    any levy of an attachment, execution or other process against any of the property or assets, real or personal, of the Borrower, Holdings, International or any of their Subsidiaries, which property and assets in the aggregate have a book or market value in excess of $500,000;

          (g)   any loss, damage, or destruction to the Collateral, or the commencement of any action or proceeding for the taking of property under the power of eminent domain, condemnation or similar proceedings in the amount of $500,000 or more, whether or not covered by insurance;

          (h)   at least thirty (30) days' prior written notice of any change (i) in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's type of organization (through conversion or merger), (iv) in any Loan Party's federal taxpayer identification number or organizational number or (v) in any Loan Party's jurisdiction of organization; Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed; and

          (i)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        Section 5.3.    Existence; Conduct of Business.    The Borrower, Holdings, and International will, and will cause each of their Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names that the Borrower reasonably believes are material to the conduct of its business and will continue to engage in the Approved Lines of Business; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

        Section 5.4.    Compliance with Laws, Etc.    The Borrower, Holdings and International will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and requirements of any

Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        Section 5.5.    Payment of Obligations.    The Borrower, Holdings and International will, and will cause each of their Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including, without limitation all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower, Holdings, International or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

        Section 5.6.    Books and Records.    The Borrower, Holdings and International will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Holdings in conformity with GAAP.

        Section 5.7.    Visitation, Inspection, Etc.    The Borrower, Holdings and International will, and will cause each of their Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties and the Collateral, to examine its books and records, to conduct audits and field examinations of the Collateral and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

        Section 5.8.    Maintenance of Properties; Insurance.    The Borrower, Holdings and International will, and will cause each of their Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by the companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Responsible Officer of Borrower setting forth the nature and extent of all insurance maintained by the Borrower, Holdings, International and their Subsidiaries in accordance with this Section, and (c) at all times shall name the Administrative Agent as additional insured on all liability insurance policies of the Borrower, Holdings, International and their Subsidiaries and as loss payee (pursuant to the loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of Borrower, Holdings, International and their Subsidiaries.

        Section 5.9.    Use of Proceeds and Letters of Credit.    The Borrower will use the proceeds of all Loans to refinance existing Indebtedness on the Closing Date, to finance Permitted Acquisitions and working capital needs, and for other general corporate purposes of Holdings and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

        Section 5.10.    Additional Subsidiaries and Collateral.

          (a)   In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary, whether pursuant to an acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders of the creation or acquisition of such Domestic Subsidiary and (y) within thirty (30) days thereafter, the Borrower shall cause such Person (i) to join the Guaranty and Security Agreement as a new Subsidiary Loan Party by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement, (ii) to grant Liens in favor of the Administrative Agent in all of its personal property by joining the Guaranty and Security Agreement, executing and delivering Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement (as applicable) and to file, or at the request of the Administrative Agent to authorize the filing of, all such UCC financing statements or similar instruments required by the Administrative Agent to perfect Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (iii) to grant Liens in favor of the Administrative Agent in all fee ownership and leasehold interests in Real Estate, (iv) if such Domestic Subsidiary owns Capital Stock in another Person, to become a party to a pledge agreement to pledge such Capital Stock, and (v) to deliver all such other documentation (including without limitation, lien searches, title insurance policies, surveys, environmental reports, legal opinions, and certified organizational documents) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date. In addition, within thirty (30) days after the date such

  Person becomes a Subsidiary of the Borrower, the Borrower shall, or shall cause the Subsidiary owning such Person, to pledge all of the Capital Stock of such Person to the Administrative Agent as security for the Obligations by executing and delivering a pledge agreement, in form and substance satisfactory to the Administrative Agent, and to deliver the original stock certificates evidencing such Capital Stock to the Administrative Agent, together with appropriate stock powers executed in blank.

          (b)   In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary of the Borrower, whether pursuant to an acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) no later than sixty (60) days after such Person becomes a Foreign Subsidiary, or if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed sixty (60) additional days, the Borrower shall, or shall cause any of its Domestic Subsidiary owning such Person, (i) to pledge all of the Capital Stock of such Foreign Subsidiary (or if the pledge of all of the voting Capital Stock of such Foreign Subsidiary would result in materially adverse tax consequences, then such pledge shall be limited to sixty-five percent (65%) of the voting Capital Stock and one hundred percent (100%) of the non-voting Capital Stock owned by the Borrower or any Domestic Subsidiary, as applicable) to the Administrative Agent as security for the Obligations pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent and the Required Lenders, (ii) to deliver the original stock certificates evidencing such pledged Capital Stock, together with appropriate stock powers executed in blank and (iii) to deliver all such other documentation (including without limitation, lien searches, legal opinions, landlord waivers, and certified organizational documents) and to take all such other actions as Borrower or such Domestic Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Foreign Subsidiary had been a Foreign Subsidiary on the Closing Date.

          (c)   The Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section 5.10, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to clause (a) and (b) above, free and clear of all Liens other than Permitted Encumbrances. All actions to be taken pursuant to this Section 5.10 shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.

          (d)   To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership in Real Estate after the Closing Date, it shall at the time of such acquisition provide to the Administrative Agent all Real Estate Documents requested by the Administrative Agent granting the Administrative Agent a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance policies, real property survey, opinion(s) and, if required by the Administrative Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

          (e)   No Loan Party will maintain tangible Collateral with a book value of more than $7,500,000 in the aggregate at any location not owned by a Loan Party unless it shall first have provided to the Administrative Agent a copy of such lease and a landlord's agreement or bailee letter, as applicable, from the landlord of any leased property or bailee with respect to any warehouse or other location where such Collateral will be stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent.

        Section 5.11.    Cash Management.    The Borrower shall, and shall cause its Subsidiaries to:

          (a)   establish and maintain all of their domestic deposit accounts, bank accounts and investment accounts (each, a "Controlled Account") with the Administrative Agent or with other financial institutions and securities intermediaries that (together with the applicable Loan Party) have executed and delivered to the Administrative Agent a Controlled Account Agreement, in form and substance reasonably acceptable to the Administrative Agent; each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which Borrower and each of its Subsidiaries shall have granted a valid first priority perfected Lien to Administrative Agent, on behalf of itself and Lenders;

          (b)   deposit promptly, and in any event no later than ten (10) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts; and

          (c)   at any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, the Borrower will, and will cause each other Loan Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent.

        Section 5.12.    Casualty and Condemnation.    Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

        Section 5.13.    Further Assurances.    Borrower, Holdings and International will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of an such Lien, all at the expense of the Loan Parties. Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

        Section 5.14.    Holding Company Status.    Each of Holdings and International shall remain passive holding companies, shall not directly acquire after the Closing Date any Capital Stock or other assets, and shall incur no liabilities or Indebtedness other than pursuant to the Loan Documents, except to the extent expressly permitted in Section 7.3.

For purposes of this Article V, all references to a Subsidiary in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9 and 5.11 shall be deemed to exclude Fantasma.

ARTICLE VI

FINANCIAL COVENANTS

        Each of the Borrower, Holdings and International covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

        Section 6.1.    Leverage Ratio.    The Borrower, Holdings and International will maintain at all times a Leverage Ratio of not greater than (i) for each Fiscal Quarter ending on or prior to the Saturday closest to December 31, 2008, 3.25:1.0 and (ii) for each Fiscal Quarter ending thereafter, 3.00:1.0.

        Section 6.2.    Fixed Charge Coverage Ratio.    The Borrower, Holdings and International will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2007, a Fixed Charge Coverage Ratio of not less than 1.25:1.00.

ARTICLE VII

NEGATIVE COVENANTS

        Each of the Borrower, Holdings and International covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

        Section 7.1.    Indebtedness and Preferred Equity.    Each of the Borrower, Holdings and International will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

          (a)   Indebtedness created pursuant to the Loan Documents;

          (b)   Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

          (c)   Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $1,500,000 at any time outstanding;

          (d)   Indebtedness of Borrower or any Subsidiary Loan Party borrowed from Holdings or any of its Subsidiaries, and Guarantees by Holdings or any of its Subsidiaries of Indebtedness of the Borrower and any Subsidiary Loan Party;

          (e)   Indebtedness of Holdings, International and any Foreign Subsidiaries borrowed from Holdings or any of its Subsidiaries and Guarantees by Holdings or any of its Subsidiaries of Indebtedness of Holdings, International and its Foreign Subsidiaries; provided, however, that such Indebtedness borrowed from the Borrower and the Subsidiary Loan Parties and Guarantees by the Borrower and the Subsidiary Loan Parties shall be subject to the limitations of Section 7.4(e);

          (f)    Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided, that such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

          (g)   Hedging Obligations permitted by Section 7.10; and

          (h)   other unsecured Indebtedness of Holdings and its Subsidiaries in an aggregate principal amount not to exceed $2,500,000 at any time outstanding.

Borrower, Holdings and International will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by Holdings, International, Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

        Section 7.2.    Negative Pledge.    The Borrower, Holdings and International will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

          (a)   Liens securing the Obligations, provided, however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.21 and Section 8.2 of this Agreement

          (b)   Permitted Encumbrances;

          (c)   any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

          (d)   purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

          (e)   any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; and

          (f)    extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (e) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

        Section 7.3.    Fundamental Changes.

          (a)   The Borrower, Holdings and International will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower, any Guarantor or any Subsidiary may merge with a Person if the Borrower (or such Guarantor if the Borrower is not a party to such merger, or such Subsidiary if the Borrower and the Guarantors are not parties to such merger) is the surviving Person, (ii) any Subsidiary of the Borrower may merge into another Subsidiary of the Borrower; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary of the Borrower may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, (iv) any Subsidiary of the Borrower (other than a Subsidiary Loan Party) may liquidate or dissolve if Holdings determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, International or Holdings and is not materially disadvantageous to the Lenders and (v) the interests of the Loan Parties in the Joint Ventures existing on the Closing Date may be sold in accordance with Section 7.6(c); provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4. Notwithstanding the foregoing, Fantasma may be liquidated or dissolved.

          (b)   The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than Approved Lines of Business. Holdings and International will not engage in any business.

        Section 7.4.    Investments, Loans, Etc.    The Borrower, Holdings and International will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called "Investments"), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

          (a)   Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

          (b)   Permitted Investments;

          (c)   Permitted Acquisitions;

          (d)   Guarantees by Holdings and its Subsidiaries constituting Indebtedness permitted by Section 7.1;

          (e)   Investments made by Borrower in or to any Subsidiary and by any Subsidiary of Borrower in or to Borrower or another Subsidiary, Investments made by International in its Subsidiaries and Investments made by Holdings in its Subsidiaries; provided, that the aggregate amount of Investments made by the Borrower and its Subsidiary Loan Parties in or to, and Guarantees by the Borrower and its Subsidiary Loan Parties of Indebtedness of, any Foreign Subsidiary (other than International), shall not exceed $50,000,000 at any time outstanding;

          (f)    loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $500,000 at any time;

          (g)   Hedging Transactions permitted by Section 7.10; and

          (h)   Other Investments which in the aggregate do not exceed $1,000,000 in any Fiscal Year.

        Section 7.5.    Restricted Payments.    The Borrower, Holdings and International will not, and will not permit their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a "Restricted Payment"), except for (i) dividends payable by the Borrower, International and Holdings solely in shares of any class of its common stock or ordinary shares, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries, (iii) so long as no Event of Default has occurred and is continuing, redemptions and buy backs by Holdings of any of its Capital Stock, and (iv) the issuance of options or any other equity compensation awarded pursuant to the FGX International Holdings Limited 2007 Incentive Compensation Plan.

        Section 7.6.    Sale of Assets.    The Borrower, Holdings and International will not, and will not permit any of their Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or a Subsidiary Loan Party, except:

          (a)   the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

          (b)   the sale of inventory and Permitted Investments in the ordinary course of business;

          (c)   the sale by the Loan Parties of all interests in the Joint Ventures owned by Loan Parties on the Closing Date, so long as the net cash proceeds thereof are applied to repay the Obligations in accordance with Section 2.12;

          (d)   the sale or other disposition of such other assets in an aggregate amount not to exceed $5,000,000 in any Fiscal Year; and

          (e)   the sale of accounts receivable to Milberg on the terms set forth in the Milberg Agreement.

        Section 7.7.    Transactions with Affiliates.    The Borrower, Holdings and International will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower, Holdings, International or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliates and (c) any Restricted Payment permitted by Section 7.5.

        Section 7.8.    Restrictive Agreements.    The Borrower, Holdings and International will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower, Holdings, International or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

        Section 7.9.    Sale and Leaseback Transactions.    The Borrower, Holdings and International will not, and will not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

        Section 7.10.    Hedging Transactions.    The Borrower, Holdings and International will not, and will not permit any of their Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into by the Borrower and its Subsidiaries in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

        Section 7.11.    Amendment to Material Documents.    The Borrower, Holdings and International will not, and will not permit any of their Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders or the Borrower under (a) its certificate of incorporation, bylaws or other organizational documents, (b) the Phillips Environmental Indemnity Agreement, and (c) the Milberg Agreement, but excluding any customer contracts that the Loan Parties enter into with their clients.

        Section 7.12.    Accounting Changes.    The Borrower, Holdings and International will not, and will not permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower, Holdings, International or of any of their Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower or to change its Fiscal Year to a calendar year.

        Section 7.13.    Lease Obligations.    The Borrower, Holdings and International will not, and will not permit any Subsidiary to, create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP having a term of five years or more) which would cause the present value of the direct or contingent liabilities of the Consolidated Companies under such leases or agreements to lease, on a consolidated basis, to exceed $2,000,000 in the aggregate in any Fiscal Year.

        Section 7.14.    Government Regulation.    The Borrower, Holdings and International shall not fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by Lenders or the Administrative Agent at any time to enable Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 1 U.S.C. Section 5318.

ARTICLE VIII

EVENTS OF DEFAULT

        Section 8.1.    Events of Default.    If any of the following events (each an "Event of Default") shall occur:

          (a)   the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

          (b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days; or

          (c)   any representation or warranty made or deemed made by or on behalf of the Borrower, Holdings, International or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

          (d)   the Borrower, Holdings or International shall fail to observe or perform any covenant or agreement contained in Section 5.2(a), Section 5.3 (with respect to the Borrower's existence) or Articles VI or VII; or

          (e)   any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower, Holdings or International becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

          (f)    the Borrower, Holdings, International or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

          (g)   the Borrower, Holdings, International or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower, Holdings, International or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, Holdings, International or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower, Holdings, International or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

          (i)    the Borrower, Holdings, International or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

          (j)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower, Holdings, International and the Subsidiaries in an aggregate amount exceeding $7,500,000; or

          (k)   any judgments or orders for the payment of money for which the aggregate amount of such judgments and orders that is not covered by insurance or bonded exceeds $7,500,000 shall be rendered against the Borrower, Holdings, International or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (l)    any non-monetary judgment or order shall be rendered against the Borrower, Holdings, International or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (m)  a Change in Control shall occur or exist; or

          (n)   any provision of the Guaranty and Security Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement; and

          (o)   any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents, except as a result of (i) the Administrative Agent's failure to take any action reasonably requested by Borrower in order to maintain a valid and perfected Lien on any Collateral or (ii) any action taken by the Administrative Agent to release any Lien on any Collateral;

  then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

        Section 8.2.    Application of Proceeds from Collateral.    All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:

          (a)   first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

          (b)   second, to the fees and other reimbursable expenses of the Administrative Agent, Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

          (c)   third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

          (d)   fourth, to the fees due and payable under Section 2.14(b) and (c) of the Credit Agreement and interest then due and payable under the terms of the Credit Agreement, until the same shall have been paid in full;

          (e)   fifth, to the aggregate outstanding amount of the Revolving Credit Exposure, the Term Loans, Net Mark-to-Market Exposure and Treasury Management Obligations of the Loan Parties (to the extent that such Net Mark-to-Market Exposure and Treasury Management Obligations are included as "Obligations"), until the same shall have been paid in full, allocated pro rata among the Lenders and any Affiliates of Lenders that hold Net Mark-to-Market Exposure and Treasury Management Obligations, based on their respective pro rata shares of the aggregate amount of such Revolving Credit Exposure, Term Loans, Net Mark-to-Market Exposure and Treasury Management Obligations;

          (f)    sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 105% of the LC Exposure after giving effect to the foregoing clause fifth; and

          (g)   to the extent any proceeds remain, to the Borrower.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares within each clause; provided, however, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g).

        Section 8.3.    Termination of Facilities.    If any Loan Party is or becomes subject at any time to any law, regulation, or list of any Government Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits the Lenders or the Administrative Agent from making any advance or extension of credit to Borrower or from otherwise conducting business with the Loan Parties, then the Administrative Agent may, and upon the written request of the

Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, and (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

        Section 9.1.    Appointment of Administrative Agent.

          (a)   Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article IX shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          (b)   The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Article IX included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

        Section 9.2.    Nature of Duties of Administrative Agent.    The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a "Default" or "Event of Default" hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

        Section 9.3.    Lack of Reliance on the Administrative Agent.    Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

        Section 9.4.    Certain Rights of the Administrative Agent.    If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

        Section 9.5.    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

        Section 9.6.    The Administrative Agent in its Individual Capacity.    The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms "Lenders", "Required Lenders", "Required Revolving Lenders", or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

        Section 9.7.    Successor Administrative Agent.

          (a)   The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

          (b)   Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent's resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent's resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent's resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

        Section 9.8.    Withholding Tax.    To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

        Section 9.9.    Administrative Agent May File Proofs of Claim.

          (a)   In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (b)   (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

          (c)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

          (d)   any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

        Section 9.10.    Loan Documents; Collateral Documents.    Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents and the other Collateral Documents, and the parties hereto acknowledge that such Loan Documents and Collateral Documents are binding upon them.

        Section 9.11.    Collateral and Guaranty Matters.    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

          (a)   to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (or the cash collateralization of such Letters of Credit on terms acceptable to the Administrative Agent and the Issuing Bank), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2;

          (b)   to release any Guarantor from its obligations under the Guaranty and Security Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent is authorized to, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty and Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

        Section 9.12.    Right to Realize on Collateral and Enforce Guarantee.    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each

Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

        Section 9.13.    Documentation Agent; Syndication Agent.    Each Lender hereby designates TD Banknorth N.A. as Documentation Agent and agrees that the Documentation Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Each Lender hereby designates Branch Banking and Trust Company as Syndication Agent and agrees that the Syndication Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

ARTICLE X

MISCELLANEOUS

        Section 10.1.    Notices.

          (a)   Written Notices.

            (i)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower, Holdings or International:	FGX International Inc. 500 George Washington Highway Smithfield, Rhode Island 02917 Attention: Anthony Di Paola Telecopy Number: (401) 232-7235
With a copy to:	Greenberg Traurig 200 Park Avenue, PO Box 677 Florham Park, NJ 07932-0677 Attention: Jeffrey M. Rosenthal Telecopy Number: (973) 301-8410
and
FGX International Inc. 500 George Washington Highway Smithfield, Rhode Island 02917 Attention: General Counsel

To the Administrative Agent or Swingline Lender:	SunTrust Bank 303 Peachtree Street, N. E. Atlanta, Georgia 30308 Attention: Laura Kahn Telecopy Number: (404) 230-5528
With a copy to:	SunTrust Bank Agency Services 303 Peachtree Street, N. E./ 25th Floor Atlanta, Georgia 30308 Attention: Ms. Dorris Folsom Telecopy Number: (404) 658-4906
and
King & Spalding LLP 1180 Peachtree Street, N.W. Atlanta, Georgia 30309 Attention: Carolyn Z. Alford Telecopy Number: (404) 572-5100
To the Issuing Bank:	SunTrust Bank 25 Park Place, N. E./Mail Code 3706 16th Floor Atlanta, Georgia 30303 Attention: Standby Letter of Credit Dept. Telecopy Number: (404) 588-8129
To the Swingline Lender:	SunTrust Bank Agency Services 303 Peachtree Street, N.E./25th Floor Atlanta, Georgia 30308 Attention: Ms. Dorris Folsom Telecopy Number: (404) 658-4906
To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

      Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.

            (ii)   Any agreement of the Administrative Agent, the Issuing Bank or the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

          (b)   Electronic Communications.

            (i)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank (as applicable) and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

            (ii)   Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

        Section 10.2.    Waiver; Amendments.

          (a)   No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower, Holdings or International on the one hand and the Administrative Agent or any Secured Party, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

          (b)   No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (excluding any mandatory prepayments required under Section 2.12, which shall require only Required Lenders), (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) or Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of "Required Lenders", "Required Revolving Lenders" or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of any Loan Party or any Subsidiary thereof, without the written consent of each Lender or (viii) waive a Default or Event of Default for purposes of issuing a Letter of Credit or funding any Revolving Credit Advance, without the consent of the Required Revolving Lenders; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

          (c)   No notice to or demand on Borrower shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked.

        Section 10.3.    Expenses; Indemnification.

          (a)   The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b)   The Borrower, Holdings and International shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use by any Person of any information or materials obtained through Intralinks or any other Internet Web Sites, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, in each case so long as such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks or any other Internet or intranet website, except as a result of such Indemnitee's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

          (c)   The Borrower, Holdings and International shall jointly and severally pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any Collateral described therein, or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

          (d)   To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

          (e)   To the extent permitted by applicable law, none of the Borrower, Holdings or International shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan, any Letter of Credit or the use of proceeds thereof.

          (f)    All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

        Section 10.4.    Successors and Assigns.

          (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower, Holdings or International may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)   Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

            (i)    Minimum Amounts.

              (A)  in the case of an assignment of the entire remaining amount of the assigning Lender's Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

              (B)  in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

            (ii)   Proportionate Amounts.    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

            (iii)  Required Consents.    No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

              (A)  the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

              (B)  the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and

              (C)  the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

            (iv)  Assignment and Acceptance.    The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.

            (v)   No Assignment to Borrower.    No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

            (vi)  No Assignment to Natural Persons.    No such assignment shall be made to a natural person.

            (vii) No Assignment to Competitor.    No such assignment shall be made to a competitor of the Loan Parties.

  Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

          (c)   The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Administrative Agent shall serve as Company's agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute "Indemnitees."

          (d)   Any Lender may at any time, without the consent of, or notice to, any Loan Party, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Loan Party, the Administrative Agent, the Lenders, the Issuing Bank, and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

          (e)   Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each

  Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of "Required Lenders" or "Required Revolving Lenders" or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of such guaranty agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21 as though it were a Lender.

          (f)    A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender.

          (g)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        Section 10.5.    Governing Law; Jurisdiction; Consent to Service of Process.

          (a)   This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

          (b)   Each of the Borrower, Holdings and International hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower, Holdings and International or their properties in the courts of any jurisdiction.

          (c)   Each of the Borrower, Holdings and International irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d)   Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

        Section 10.6.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        Section 10.7.    Right of Setoff.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, Holdings or International any such notice being expressly waived by the Borrower, Holdings or International to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower, Holdings and International at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower, Holdings or International against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Loan Parties and any of its Subsidiaries to such Lender or Issuing Bank.

        Section 10.8.    Counterparts; Integration.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

        Section 10.9.    Survival.    All covenants, agreements, representations and warranties made by the Borrower, Holdings and International herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

        Section 10.10.    Severability.    Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 10.11.    Confidentiality.    Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Loan Parties or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Loan Parties or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Loan Parties or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including, without limitation, accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Loan Parties, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement or payments hereunder, (viii) any rating agency, (ix) the CUSIP Service Bureau or any similar organization, or (x) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

        Section 10.12.    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate of interest (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

        Section 10.13.    Waiver of Effect of Corporate Seal.    Each of the Borrower, Holdings and International represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by each of the Borrower, Holdings and International under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

        Section 10.14.    Patriot Act.    The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

        Section 10.15.    Location of Closing.    Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. Each of the Borrower, Holdings and International acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. All parties agree that closing of the transactions contemplated by this Credit Agreement has occurred in New York.

(remainder of page left intentionally blank)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FGX INTERNATIONAL INC.
By	/s/ Anthony Di Paola
	Name:	Anthony Di Paola
	Title:	EVP, CFO, Treasurer
FGX INTERNATIONAL HOLDINGS LIMITED
By	/s/ Anthony Di Paola
	Name:	Anthony Di Paola
	Title:	EVP, CFO, Treasurer
FGX INTERNATIONAL LIMITED
By	/s/ Anthony Di Paola
	Name:	Anthony Di Paola
	Title:	EVP, CFO, Treasurer

[SIGNATURE PAGE TO REVOLVING CREDIT AND TERM LOAN AGREEMENT]

SUNTRUST BANK as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender
By	/s/ Laura Kahn
	Name:	Laura Kahn
	Title:	Managing Director

[SIGNATURE PAGE TO REVOLVING CREDIT AND TERM LOAN AGREEMENT]

ALLIED IRISH BANKS, p.l.c., as a Lender
By	/s/ Mags Brennan
	Name:	Mags Brennan
	Title:	SVP/Director
ALLIED IRISH BANKS, p.l.c. as a Lender
By	/s/ Norbert Galligan
	Name:	Norbert Galligan
	Title:	VP

[SIGNATURE PAGE TO REVOLVING CREDIT AND TERM LOAN AGREEMENT]

BANK OF AMERICA, NA, as a Lender
By	/s/ Richard MacDonald
	Name:	Richard MacDonald
	Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND TERM LOAN AGREEMENT]

BRANCH BANKING AND TRUST COMPANY, as a Lender
By	/s/ Roger Eric Searles
	Name:	Roger Eric Searles
	Title:	Assistant Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND TERM LOAN AGREEMENT]

BROWN BROTHERS HARRIMAN & CO., as a Lender
By	/s/ Suzanne L. Dwyer
	Name:	Suzanne L. Dwyer
	Title:	SVP

[SIGNATURE PAGE TO REVOLVING CREDIT AND TERM LOAN AGREEMENT]

COMMERCE BANK, N.A., as a Lender
By	/s/ Richard A. Zimmerman
	Name:	Richard A. Zimmerman
	Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND TERM LOAN AGREEMENT]

RAYMOND JAMES BANK, FSB, as a Lender
By	/s/ Thomas F Macina
	Name:	Thomas F Macina
	Title:	Executive Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND TERM LOAN AGREEMENT]

TD BANKNORTH N.A., as a Lender
By	/s/ John Mercier
	Name:	John Mercier
	Title:	Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND TERM LOAN AGREEMENT]

Schedule I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee
I	Less than 1.00:1.00	1.00% per annum	0.00% per annum	0.20% per annum
II	Greater than or equal to 1.00:1.00, but less than 1.50:1.00	1.25% per annum	0.25% per annum	0.25% per annum
III	Greater than or equal to 1.50:1.00, but less than 2.00:1.00	1.50% per annum	0.50% per annum	0.30% per annum
IV	Greater than or equal to 2.00:1.00, but less than 2.50:1.00	1.75% per annum	0.75% per annum	0.30% per annum
V	Greater than or equal to 2.50:1.00, but less than 3.00:1.00	2.00% per annum	1.00% per annum	0.40% per annum
VI	Greater than or equal to 3.00:1.00	2.25% per annum	1.25% per annum	0.50% per annum

Schedule II

COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount	Term Loan Commitment Amount
SunTrust Bank	$15,000,000.00	$24,571,428.60
Branch Banking and Trust Company	$12,857,142.90	$17,142,857.10
TD Banknorth N.A.	$12,857,142.90	$17,142,857.10
Bank of America, N.A.	$10,714,285.70	$14,285,714.30
Raymond James Bank, FSB	$8,571,428.60	$11,428,571.40
Commerce Bank, N.A.	$6,428,571.40	$8,571,428.60
Brown Brothers Harriman & Co.	$5,142,857.10	$6,857,142.90
Allied Irish Banks, p.l.c.	$3,428,571.40	$0,000,000.00
Total	$75,000,000.00	$100,000,000.00

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  EXHIBIT 10.27